Exhibit 10.3

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of October 31, 2006 by and among Michaels Stores, Inc., a Delaware corporation (the “Company”) and Highfields Capital Management LP (the “Manager”).

RECITALS

WHEREAS, the Company desires to retain the Manager to provide management, consulting and financial and other advisory services (“Services”) to the Company and the Manager is willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                         Services. The Manager hereby agrees that it will provide the following Services to the Company:

(a)                                  advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company;

(b)                                 financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company;

(c)                                  advice in connection with financing, acquisition, disposition, merger, business combination and change of control transactions involving the Company (however structured); and

(d)                                 such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Company may from time to time agree to in writing.

The Manager will devote such time and efforts to the performance of services contemplated hereby as such Manager, in its discretion, deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager on a weekly, monthly, annual or other basis. The Company acknowledges that the Manager’s services are not exclusive to the Company and that the Manager will render similar services to other persons and entities. The Manager and the Company understand that the Company may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager under this Agreement. In providing services to the Company, the Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.                                       Payment of Fees.

(a)                                  During the Term, the Company will pay to the Manager (or such affiliates as it may designate), an aggregate annual periodic fee (the “Periodic Fee”) of $1,000,000 in exchange for the ongoing Services provided by the Manager under this Agreement, such fee being payable by the Company quarterly in advance on or before the start of each calendar quarter; provided, however, that the Company will pay the Periodic Fee for the period from the date hereof through March 31, 2007 on the date hereof. The Periodic Fee will be prorated for any partial period of less than three months. If at any time during the Term all or a portion of the periodic management fees owed by the Company under any management agreement similar to this Agreement (a “Similar Agreement”), including the Management Agreement dated the date hereof between the Company, Bain Capital Partners, LLC and Blackstone Management Partners V, L.L.C., are deferred, then the Company may elect in its sole discretion to defer the payment to the Manager of up to the same percentage of the Periodic Fee as the percentage of such other periodic management fees that have been deferred and for up to the same length of time.

(b)                                 Subject to the terms of this section, in the event that this Agreement is terminated pursuant to Section 3(a) or (b), the Company shall pay a lump sum amount equal to the net present value (using a discount rate equal to the then prevailing yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable to the Manager with respect to the period from the date of such termination until October 31, 2016, such fee to be due and payable upon such termination. If the board of directors of the Company determines in good faith that it is in the best interests of the Company to reduce the fees paid to the Manager pursuant to this Section 2(b), then the Company may permanently reduce such fees payable to the Manager, but the Company shall not reduce the amount paid to the Manager pursuant to this Section below an amount equal to the product of (i) the net present value (using a discount rate equal to the then prevailing yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable to the Manager with respect to the period from the date of such termination until October 31, 2016 and (ii) the greater of (A) 22% or (B) the percentage of any similar termination fees due to other managers under any Similar Agreement that are actually paid upon termination of such Similar Agreement.

Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the Manager may specify to the Company in writing prior to such payment.

3.                                       Term. This Agreement will continue in full force and effect until December 31, 2016; provided that this Agreement shall be automatically extended each December 31 thereafter for an additional year unless the Company or the Manager provides written notice of its desire not to automatically extend the term of this Agreement to the other party hereto at least 90 days prior to such December 31; and provided further, however, that (a) the Company may cause this Agreement to terminate at any time, (b) this Agreement will terminate automatically immediately prior to an Initial Public Offering or a Change of Control (each as defined in the Stockholder Agreement) unless the Company and the Manager determine otherwise and (c) the Company or the Manager may terminate this Agreement at any time in the event of a material breach by the other party that has not been cured within 30 days of the provision of notice thereof (the period on and after the date hereof through the termination hereof being referred to herein as the “Term”); and provided further, that each of (x) Sections 4, 5 and 8 (whether in respect of or relating to services rendered during or after the Term) will all survive any termination of this Agreement to the maximum extent permitted under applicable law and (y) any and all accrued and unpaid obligations of the Company owed under Section 2 will be paid promptly upon any termination of this Agreement. At the end of the Term, all obligations of the Manager under this Agreement will terminate and any subsequent services rendered by the Manager to the Company will be separately compensated.

4.                                       Expenses; Indemnification.

(a)                                  Expenses. The Company will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means all (i) expenses incurred or accrued by the Manager or its affiliates in connection with this Agreement out-of-pocket expenses and the fees and charges of Goodwin Procter LLP, counsel, (ii) reasonable out-of-pocket expenses incurred from and after the date hereof relating to its affiliated funds’ investment in, the operations of, or the services provided by the Manager to, the Company or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Manager) and other travel related expenses), and (iii) reasonable out-of-pocket legal expenses incurred by the Manager or its affiliates from and after Closing Date in connection with the enforcement of rights or taking of actions under this Agreement, under the Company’s certificate of incorporation and bylaws, or under any subscription agreements, stockholders agreements, registration rights agreements, voting agreements or similar agreements entered into with the Company in connection with investments in the Company and/or its subsidiaries (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements).

(b)                                 Indemnity and Liability. The Company hereby indemnifies and agrees to exonerate and hold the Manager and each of its former, current or future, direct or indirect directors, officers, employees, agents, advisors or affiliates, each former, current or future, direct or indirect holder of any equity interests or securities of the Manager (whether such holder is a limited or general partner, member, stockholder or otherwise), each former, current or future assignee of the Manager and each former, current or future director, officer, employee, agent, advisors, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (each such person or entity, a “Related Person”) (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, damages and costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, any transaction to which the Company is a party, or any other circumstances with respect to the Company or (ii) operations of, or services provided by the Manager to, the Company, or any of their affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company, or any of its accountants or other representatives, agents or affiliates) except for any such Indemnified Liabilities arising from such Indemnitee’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 4(b), “gross negligence or willful misconduct” will be deemed to have occurred only if so found in a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any of the foregoing limitations is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. If the Indemnitees related to the Manager are similarly situated with respect to their interests in connection with a matter that may be an Indemnified Liability and such Indemnified Liability is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 4(b) with respect to such matter only with the consent of the Manager. In this Agreement, “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind. A “Third-Party Claim” means any (i) claim brought by a Person other than the Company, the Manager or any indemnified Person related to the Manager and (ii) any derivative claim brought in the name of the Company that is initiated by a Person other than the Manager or any indemnified Person related to the Manager.

5.                                       Disclaimer and Limitation of Liability; Opportunities.

(a)                                  Disclaimer; Standard of Care. The Manager does not make any representations or warranties, express or implied, in respect of the services to be provided by the Manager hereunder. In no event will the Manager or any of the Indemnitees be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)                                 Freedom to Pursue Opportunities. In recognition that the Manager and its respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager or its respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager and its respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand and the Manager (or one or more affiliates, associated investment funds or portfolio companies, or clients of the Managers), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties that may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Manager. Except as the Manager may otherwise agree in writing after the date hereof:

(i)             The Manager and its respective Indemnitees will have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries) or invest, own or deal in securities of any other Person so engaged in any business, (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that the Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the Company or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii)          The Manager and its respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company, on its own behalf and on behalf of its affiliates, hereby renounce and waive any right to require the Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii)       The Manager and its Indemnitees will not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c)                                  Limitation of Liability. In no event will the Manager or any of its Indemnitees be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims

(whether based in contract, tort or otherwise), relating to the services to be provided by the Manager hereunder.

6.                                         Assignment, etc. Except as provided below, no party hereto has the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any affiliate of such Manager that provides services similar to those called for by this Agreement, in which event such Manager will be released of all of its rights and obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees other than the Manager itself shall also inure to the benefit of such other Indemnitees and their successors and assigns.

7.                                      Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and the Company (or their respective successors). No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.                                         Governing Law; Jurisdiction.

(a)                                  Choice of Law. This Agreement and all matters arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York.

(b)                                 Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts of the State of New York, City of New York, County of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York, City of New York, County of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard will be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The provisions of this Section 8 will not restrict the ability of any party to enforce in any court any judgment obtained in a court included in clause (i) above.

(c)                                  Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of, based upon or relating to this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

9.                                         Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10.                                   Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, to it at:

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, TX 75261

Facsimile:  (972) 409-1901

Attention:                 General Counsel

Chief Financial Officer

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile:  (617) 951-7050

Attention:                 David C. Chapin

William M. Shields

R. Newcomb Stillwell

If to Highfields, to:

Highfields Capital Management LP

200 Clarendon Street

Boston, MA 02116

Facsimile:  (617) 850-7503

Attention:  Joseph Mazzella

with copies to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Facsimile:  (617) 523-1231

Attention:  Laura C. Hodges Taylor

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.                                   Severability. If in any judicial or arbitral proceedings a court or arbitrator refuses to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced, and the parties hereto shall negotiate in good faith to seek to enter into substitute provisions incorporating, as nearly as possible, the purpose, intent and effect of such unenforceable provision. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof is found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12.                                   Miscellaneous.

(a)                                  Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

(b)                                 Interpretation. The headings contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation hereof. As used herein the word “including” shall be deemed to mean “including without limitation”. This Agreement reflects the mutual intent of the parties and no rule of construction against the drafting party shall apply.

[The remainder of this page is intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE COMPANY:	MICHAELS STORES, INC.

/s/ Jeffrey N. Boyer
Name: Jeffrey N. Boyer
Title: President and Chief Financial Officer

MANAGER:	HIGHFIELDS CAPITAL MANAGEMENT LP

/s/ Richard L. Grubman
Name: Richard L. Grubman
Title: Managing Member

Schedule 1 to

Management Agreement

Wire Transfer Instructions for
Highfields Capital Management LP

Bank:	Bank of America
ABA #:	026-009-593
For:	Highfields Capital Management L.P.
Acct #:	00898-87189

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